Exhibit 99.3

MIND MEDICINE (MINDMED) INC.

2025 EQUITY INCENTIVE PLAN

RESTRICTED SHARE Unit Agreement

COVER SHEET

Mind Medicine (MindMed) Inc., a company incorporated under the laws of the Province of British Columbia (the “Company”), hereby grants restricted share units (the “RSUs”) relating to the Company’s common shares, without par value (the “Common Shares”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the RSUs are set forth in this cover sheet and in the attached Restricted Share Unit Agreement (together, the “Agreement”) and in the Mind Medicine (MindMed) Inc. 2025 Equity Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”).

Name of Grantee:
Grant Date:
Number of Common Shares Covered by the RSUs:
Vesting Commencement Date:
Vesting Schedule:

By your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (a copy of which has been made available to you and will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

MIND MEDICINE (MINDMED) INC.

2025 EQUITY INCENTIVE PLAN

RESTRICTED SHARE Unit Agreement

Restricted Share Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement and the Plan.

Transferability	Your RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. If you attempt to do anything other than as expressly permitted by this Agreement, you will immediately and automatically forfeit your RSUs.

Vesting	Your RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

To the extent that vesting could result in any fractional shares, resulting fractional shares will be rounded to the nearest whole Common Share and shall be rounded down as necessary as of the last applicable vesting date; provided, in all cases, you cannot vest in more than the number of Common Shares covered by your RSUs, as set forth on the cover sheet of this Agreement.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Forfeiture of Unvested RSUs	Unless the termination of your Service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested RSUs in the event your Service terminates for any reason.

Termination of Service Due to Death	Upon termination of your Service due to your death prior to any vesting date, your unvested RSUs will become one hundred percent (100%) vested.

Delivery	Delivery of the Common Shares represented by your vested RSUs shall be made as soon as practicable after the date on which your RSUs vest and, in any event, by no later than March 15 of the calendar year following the year in which your RSUs vest.

Evidence of Issuance	The issuance of the Common Shares with respect to the RSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding Taxes	You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of Common Shares with respect to the RSUs. In the event that the Company or any Affiliate, as applicable, determines that any federal, state, local, or foreign tax or withholding payment is required relating to the RSUs or the issuance of Common Shares with respect to the RSUs, the Company or any Affiliate shall have the right to require you to tender a cash payment, or in the Committee’s discretion, to (i) withhold from the Common Shares to be issued to you a number of Common Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due or (ii) require transfer of the Common Shares owned with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, provided that any Common Shares withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow you to elect, to withhold a number of Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation provided that any Common Shares withheld will have an aggregate Fair Market Value not exceeding the maximum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Retention Rights	This Agreement and the RSUs evidenced hereby do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder with respect to the RSUs unless and until Common Shares relating to the RSUs have been issued to you and either a certificate evidencing your Common Shares have been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Common Shares shall be made for dividends, distributions, or other rights on or with respect to the Common Shares generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Change of Control	Your RSUs shall be subject to the terms of any applicable agreement relating to a Change in Control in the event the Company is subject to a Change in Control.

Clawback	The RSUs are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the Province of British Columbia.

The Plan	The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy	As a condition of the grant of the RSUs, you consent to the collection, use, and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Common Shares awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Common Shares on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any Common Shares acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Consent to Electronic Delivery	You agree, by accepting the RSUs, to receive documents related to the RSUs by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The grant of RSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of
the terms and conditions described above and in the Plan.

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